EXHIBIT 99.4

CONSENT
OF
CREDIT SUISSE FIRST BOSTON LLC

Board of Directors
SafeNet, Inc.
8029 Corporate Drive
Baltimore, MD 21236

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated October 22, 2003, to the Board of Directors of SafeNet, Inc. (the “Company”) in its entirety in any registration statement of the Company on Form S-4 or proxy statement relating to the proposed merger involving the Company and Rainbow Technologies, Inc. and references made to such opinion in the joint proxy statement/prospectus related thereto. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CREDIT SUISSE FIRST BOSTON LLC

/s/ CREDIT SUISSE FIRST BOSTON LLC

November 2, 2003